Consulting Agreement

    THIS CONSULTING AGREEMENT (this “Agreement”), dated as of December 10, 2025, is between HANNON ARMSTRONG CAPITAL, LLC (“Company”), having an office at One Park Place, Suite 200, Annapolis, MD 21401, and STEVEN L. CHUSLO (“Consultant”), having an office at [***].

Recitals:

    WHEREAS, Consultant is ready, willing, and able to provide consulting services to the Company on the terms and conditions set forth in this Agreement; and

    NOW, THEREFORE, the parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1

Services To Be Performed By Consultant

1.1Scope of Work. Consultant will perform the work and provide the services as further described in statements of work executed by the parties from time to time and incorporated herein by reference (each, an “SOW”), in accordance with the terms and conditions hereof and thereof. To the extent there is a conflict between this Agreement and any SOW, the SOW shall govern.

1.2Method of Performing Services. Consultant will determine the method, details, and means of performing the services to be carried out for Company. Company may, however, require Consultant and contractors and advisors of Consultant, if any, to observe at all times the security and safety policies of Company. In addition, Company will be entitled to exercise a broad general power of supervision over the results of services performed by Consultant for the limited purpose of ensuring satisfactory performance. This power of supervision will include the right to inspect, stop work, make suggestions or recommendations as to the details of the services, and request modifications to the scope of services.

1.3Place of Work. Consultant will perform all services for Company off-site, unless as mutually agreed otherwise, in which case the Company will provide working space and facilities, and any other services and materials Consultant may reasonably request in order to perform the services, as further described in the applicable SOW.

1.4Rights of Third Parties. Consultant agrees that (a) to the best of Consultant’s knowledge, the work product generated by Consultant pursuant to this Agreement will not infringe on any copyright, patent, trade secret or other intellectual property right of any third party, (b) Consultant will not knowingly use any equipment, facilities, supplies or other property of any third party which could give rise to any claims of ownership of Consultant’s services hereunder by such third party, and (c) Consultant will observe and abide by all applicable laws and regulations, including, but not limited to, those of Company relative to conduct on any premises under Company’s control.

1.5Relations with Clients of Company. Consultant agrees that, during the term of the Agreement, Consultant will not directly or indirectly (a) bid or contract to perform work or provide services for which Company is bidding or contracting for Company’s clients or (b) engage in any design, development or implementation work or provide any service of any form for Company’s clients which competes with any service provided by Company except as a consultant to Company hereunder or as otherwise authorized in writing by Company; provided, however that such limitation only applies to clients of the Company for whom Consultant has directly or indirectly provided services.

1.6Compliance Obligations. (a) Consultant will observe and abide by all applicable laws and regulations, including, but not limited to, (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107 56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering.

(b) Consultant hereby confirms that Consultant has been given a copy of the Company’s Code of Business Conduct and Ethics and the Statement of Corporate Policy Regarding Equity Transactions and will strictly abide by the terms set forth therein.

ARTICLE 2

Compensation

    2.1    Fees. For satisfactory performance of the services to be performed by Consultant pursuant to this Agreement, Company will pay Consultant the fees set forth in the applicable SOW. Such fees will be paid within 30 days of receipt by the Company of an applicable invoice and represent Company’s entire obligation for the services provided.

    2.2    Expenses. Except as otherwise provided in this Agreement, Consultant will be responsible for all costs and expenses incident to the performance of services for Company, including all costs incurred by Consultant to do business.

ARTICLE 3

Term And Termination

1.1Term. This Agreement will become effective on April 17, 2026, and will continue in effect until the earliest of (a) the date, if any, that Company terminates this Agreement in accordance with Section 3.2 hereof, or (b) April 16, 2027, unless extended by a written agreement signed by both parties.

1.2Termination. Each party may, at its sole option, terminate this Agreement, or any SOW, with or without cause, at any time by giving the other party written notice of termination, which termination will be effective upon the giving of such notice. If the termination is solely for Company’s convenience, Consultant will be paid for all services provided up to the date of termination. Consultant will advise Company of the extent to which performance has been completed through such date, and collect and deliver to Company whatever work product then exists in the manner requested by Company.

1.3Return of Materials. Upon termination of this Agreement for any reason, Consultant will promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including, without limitation, writings, designs, documents, records, data, memoranda, tapes and disks containing models, documentation and notes, and all materials incorporating any proprietary information of Company. Consultant will also furnish to Company all work in progress or portions thereof, including all incomplete work.

1.4Survival. In the event of any termination of this Agreement, Articles 4, 5, 6, and 7 hereof will survive and continue in effect.

ARTICLE 4

Independent Contractor Status

1.1Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of Company. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.

1.2Nonexclusive. Consultant will retain the right to perform services for others during the term of this Agreement, so long as the performance of such services by Consultant does not violate any provision of this Agreement. Company will retain the right to cause services of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.

1.3No Hiring Without Prior Consent. Each party agrees that during the term of this Agreement and for a period of two years from the date of termination of this Agreement, whether by expiration or otherwise, it will not directly or indirectly solicit, recruit for employment, offer subcontracting opportunities to or knowingly employ any employee of the other party without the prior written consent of that party.

ARTICLE 5

Taxes, etc.

5.1    State and Federal Taxes; Benefits. Consultant will pay and report federal and state income tax taxes, social security taxes, Medicare, and unemployment insurance applicable to themself and their employees, if any. Consultant will bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which they or their employees may be entitled. Consultant agrees to defend, indemnify, and hold harmless Company, Company’s shareholders, directors, officers, employees and agents, and the administrators of Company’s benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters. Without limiting the generality of the foregoing, because neither Consultant nor any of their personnel, if any, are Company’s employees:

●Company will not withhold FICA (Social Security) from Consultant’s payments.

●Company will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel, if any.

●Company will not withhold state and federal income tax from payment to Consultant.

●Company will not make disability insurance contributions on behalf of Consultant.

●Company will not obtain workers’ compensation insurance on behalf of Consultant or its personnel, if any.

●Neither Consultant nor any employee of Consultant will be entitled to participate in Company’s 401(k) plan, stock option plan, medical plan, dental plan, life insurance plan or any other benefit or plan now or hereafter maintained or established by Company.

ARTICLE 6

Confidentiality, Work Product, Warranties and Indemnities

6.1    Confidentiality. Consultant acknowledges that in order to perform the services called for in this Agreement, it will be necessary for Company to disclose to Consultant certain Confidential Information (hereinafter defined) that has been developed or acquired by Company at great expense and that has required considerable effort of skilled professionals. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or secret information, including that conceived or developed by Consultant or Consultants personnel, contractors or advisors, if any, applicable to or in any way related to (i) the present or future business of Company, (ii) the research and development of Company, or (iii) the business of any client of Company. Such Confidential Information of Company includes, by way of example and without limitation, trade secrets, processes, formulas, data, documentation, know-how, improvements, inventions, techniques, all plans or strategies for financing, tax structuring, marketing, development and pricing, and all information concerning existing or potential clients. Confidential Information of Company also includes all similar information disclosed to Company by other persons. Confidential Information shall not include information which:

(a)    is at the time of its disclosure to Consultant hereunder or subsequently comes into the public domain other than as a result of any breach of this Agreement by Consultant, or Consultant’s directors, employees, professional advisors, banks, financial institutions or third party consultants if any;

(b)    was known to Consultant at the time of its disclosure hereunder (such knowledge being evidenced by Consultant's normal written records predating the aforesaid disclosure); or

(c)    is at any time (whether before or after its disclosure hereunder) disclosed to Consultant by any third party which, to the best knowledge and belief of Consultant, is not in breach of an obligation of confidence.

Consultant agrees that Consultant will not disclose, transfer, use, copy, or allow access to any Confidential Information to any third parties without the prior written consent of Company. Without limiting the generality of the foregoing, in no event will Consultant disclose any such Confidential Information to any competitors of Company. The obligations set forth in Section 6.1 as they pertain to Confidential Information will survive termination of this Agreement and continue for so long as the relevant information remains Confidential Information. Consultant acknowledges that client and prospective client lists of Company are valuable, proprietary and confidential information solely of Company and are not in the public domain. Consultant will not disclose or permit others to disclose such confidential information to anyone either during or after the term of this Agreement.

6.2    Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel, if any, during the course of performing Company’s work (collectively, the “Work Product”) will belong exclusively to Company and will, to the extent possible, be considered a “work made for hire” for Company within the meaning of Title 17 of the United States Code. Consultant automatically assigns, and will cause Consultant’s employees, if any, automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Consultant or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Company, Consultant will take such further actions, and will cause Consultant’s employees, if any, to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.3    Warranties. Consultant represents and warrants that (a) it will exercise in its performance of the services the standard of care normally exercised by nationally recognized organizations engaged in performing comparable services and agrees to correct or re-perform any services not conforming to this standard, at no cost to Company, (b) Consultant’s performance of the services called for by this Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right, and (c) Consultant is aware of no obligations inconsistent with the terms of this Agreement, or with providing services to Company, including but not limited to any obligations which could interfere with Company’s ownership rights in any discoveries, improvements or inventions made by Consultant.

6.4        Indemnification: Each party (the “Indemnifying Party”) shall protect, indemnify and hold harmless the other Party and its directors, officers, employees, agents, affiliates and representatives (each an “Indemnified Party”) against and from third party claims for any and all cost, expense, damage, liability or loss, including costs and attorney’s fees, for or on account of injury to, bodily or otherwise, or death of, persons, or for damage to, or destruction of property, resulting from or attributable to the gross negligence or willful misconduct of the Indemnifying Party, its directors, officers, employees, agents affiliates or representative, or resulting from, arising out of, or in any way connected with the performance of, or failure to perform its obligations under this Agreement, excepting only such cost, expense, damage, liability or loss as may be caused by the gross negligence or willful misconduct of any Indemnified Party.

6.5    Consultant’s Professional Liability and Insurance: Intentionally omitted.

6.6    Requirements of Indemnity: If any Indemnified Party intends to seek indemnification under Section 6.4 from any Indemnifying Party with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible claim or of the commencement of such claim or action, which period shall in no event be later than the lessor (i) fifteen business days prior to the last day of responding to such claim or action or (ii) one half of the period allowed for responding to such claim or action. The Indemnifying Party shall have no liability under this Article for any claim or action for which such notice is not provided, unless the failure to give such notice does not prejudice the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim or action, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party: provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnified Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party. Should any Indemnified Party be entitled to indemnification under this Section as a result of a claim by a third party, and should the Indemnifying Party fail to assume the defense of such claim or action, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with the prior consent of the Indemnifying Party, settle) such claim or action. Except to the extent expressly provided herein, no Indemnified Party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this Section without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.7    Survival of Indemnity Obligations: The duty to indemnify hereunder will continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any loss, liability, damage or other expense based on facts or conditions which occurred prior to such termination.

ARTICLE 7

General Provisions

1.1Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, email or by mail postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally or emailed will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of four days after deposited with the United States Postal Service.

1.2Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for Company, and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

1.3Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

1.4No Third Party Beneficiaries. This Agreement is enforceable only by Consultant and Company. No personnel, contractor, advisor or agent of Consultant, and no beneficiary thereof, will be a third-party beneficiary under or pursuant to the terms of this Agreement. Nothing in this Agreement constitutes a promise made for the benefit of any person or entity not a party to this Agreement.

1.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

1.6Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and Company, their respective personal representatives, if any, and successors and assigns; provided that Consultant may not assign any rights or delegate or subcontract any duties under this Agreement, in whole or in part, without the prior written consent of Company. Any such assignment, delegation or subcontracting without Company’s prior written consent will be void.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HANNON ARMSTRONG CAPITAL, LLC By: /s/ Kate McGregor Dent Print Name: Kate McGregor Dent Title: CHRO	STEVEN L. CHUSLO /s/ Steven L. Chuslo

STATEMENT OF WORK No. 1

This Statement of Work, dated December 10, 2025 (“SOW”), is issued in accordance with the Consulting Agreement (“Agreement”) between HANNON ARMSTRONG CAPITAL, LLC and STEVEN L. CHUSLO dated December 10, 2025, and sets forth the services to be provided by Consultant for the Company, the contemplated term to provide such services and the related compensation. Capitalized terms not otherwise defined in this SOW shall have the meanings set forth in the Agreement.

I.Description of Services
Consultant will provide the following Consulting Services to the Company and its affiliates when requested and as directed by the CEO and/or CLO:

•    Assist new CLO in transition
•    Support international expansion efforts
•    Provide independent director services to HASI investment vehicles
•    Support workflow and training related to follow on and post-closing transaction matters, including for 2025 Q4 and 2026 Q1 transactions for which Consultant acted as lead internal transaction counsel
•    Support RIA application process and initial launch
•    Support creation and updates to policy and procedure documentation, including with respect to the Company’s AI policies

Consultant shall notify Company in advance of any individuals who have been assigned to perform tasks on behalf of Consultant in furtherance of this SOW, and represents and warrants that all such individuals will have passed both a standard background and an Office of Foreign Assets Control check prior to beginning work.

II.Term
April 17, 2026, through April 16, 2027, unless extended by an agreement signed by both parties.
III.Compensation
Company will pay Consultant a fee of $30,000 per month for the services listed above, invoiced on a monthly basis.

Notwithstanding the provisions of Section 2.2 of the Agreement, the Company will reimburse the Consultant for mileage and parking expenses incurred while working in the Annapolis office at the Company’s request, in accordance with the Company’s expense reimbursement policies, as in effect from time to time. All other expense reimbursement requests must be approved in advance.

IN WITNESS WHEREOF, the parties hereto have executed this SOW as of the date first above written.

HANNON ARMSTRONG CAPITAL, LLC By: /s/ Katherine McGregor Dent Print Name: Katherine McGregor Dent Title: CHRO	STEVEN L. CHUSLO /s/ Steven L. Chuslo